CONTRIBUTION AND LICENSE AGREEMENT

This CONTRIBUTION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of August 11, 2017 (the “Effective Date”), by and between Funding Wonder, Inc., a Delaware corporation (“FW”) and Finfora Inc., a Delaware corporation (“Finfora” and, together with FW, the “Parties”).

Background

A.

FW owns and operates a fully FINRA licensed online debt crowd funding platform at www.fundingwonder.com (the “Platform”);

B.

FW internally developed and owns all of the proprietary software architecture and code used to run and maintain the Platform in the ordinary course of business (the “Software”);

C.

Finfora was organized under Delaware law to serve as an joint venture investment vehicle pursuant to which FW and certain investors plans to further exploit the Software through the development of a white label “software as a service” program pursuant to which the Software will be licensed to or used by third parties who desire own and operate their own crowd funding platforms;

D.

FW currently owns 750,000 shares of capital stock of Finfora which represents 50% of the issued and outstanding capital stock of Finfora;

E.

The Parties desire to enter into this Agreement to memorialize the terms and conditions of their mutual understanding and agreement regarding the contribution of the Software to Finfora in exchange for additional shares of capital stock of Finfora.

Terms and Conditions

For the reasons described above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.

Contribution of Software. Concurrently with the execution of this Agreement, FW hereby contributes, transfers, assigns, conveys and delivers to Finfora, 100% of the FW’s right, title and interest in and to the Software, which for purposes of clarification includes, without limitation, all human readable code which documents the Software, including all related compilers, entities, listings, test suites, build scripts, libraries, design documentation and technical documentation related thereto, and any modifications of, revisions, improvements to, or derivative work of any source code components, made, conceived or reduced to practice by FW in connection with the Software, including without limitation all bug fixes, made on or prior to the date hereof.

2.

Grant of Capital Stock. In exchange for FW’s contribution of the Software, Finfora hereby contemporaneously issues to FW 14,250,000 shares of Finfora’s common capital stock (the “New Shares”), which, upon consummation of the transactions contemplated in this Agreement, shall represent approximately 90.48 % of the issued and outstanding shares of capital stock of Finfora on a fully diluted basis. After consummation of the contribution,

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FW shall own 95.24% of Finfora’s common capital stock on a fully diluted basis.

3.

Retention of License by FW. Contemporaneously with the contribution of the Software, Finfora hereby grants to FW and its affiliates, and FW hereby retains, a limited, perpetual, irrevocable, fully paid-up, worldwide, royalty-free, non-exclusive license (the “FW License”) to use the Software to operate its existing debt crowd funding platform in the ordinary course of its business, as it is currently conducted. The FW License does not include any right to assign, sublicense, sell, copy, market, promote, exploit, reproduce, publicly distribute, create or reproduce the Software or any derivative works thereof, or otherwise use the Software in any capacity except in connection with FW’s and its  affiliates’ debt crowd funding platform as currently conducted, with the exception of the rights to make modifications for internal use and bug fixes in the ordinary course of business. The FW License is only assignable by FW in connection with a sale of FW’s entire business, whether by sale of assets, merger, change in voting control, or similar sale event, but Finfora shall have the right to require any successor to FW to expressly consent to and ratify the limitations to the FW License as set forth herein prior to the consummation of any such sale of FW’s business, failing which such assignment shall be deemed null and void for all purposes, and result in an immediate forfeiture of the FW License.

4.

Delivery.

FW agrees that it will deliver to Finfora a complete and accurate copy of the Software on the Effective Date in “source code” format.

5.

Maintenance. As the original developer of the Software, for a period of no less than twelve

(12) months from the date hereof FW shall perform all required Maintenance to the Software free of charge to Finfora. “Maintenance” means any and all updates, bug fixes, error corrections, and changes to the Software as is required to keep the Software functional within the parameters of FW’s existing use in accordance with and subject to the FW License. Any and all enhancements, changes, new versions, new releases, new features, upgrades, functionality changes and improvements to the Software shall be the sole responsibility of Finfora, including enhancements necessary to convert the Software into a “white label” SAAS offering as contemplated by Finfora. FW DOES NOT GUARANTEE THAT THE MAINTENANCE WILL BE PERFORMED ERROR, FREE OR UNINTERRUPTED, OR THAT FW WILL CORRECT ALL ERRORS. FINFORA ACKNOWLEDGES THAT FW DOES NOT CONTROL THE TRANSFER OF DATA OVER COMMUNICATIONS FACILITIES, INCLUDING THE INTERNET, AND THAT MAINTENANCE MAY BE SUBJECT TO LIMITATIONS, DELAYS, AND OTHER PROBLEMS INHERENT IN THE USE OF SUCH COMMUNICATIONS FACILITIES. FW IS NOT RESPONSIBLE FOR ANY DELAYS, DELIVERY FAILURES, OR OTHER DAMAGE RESULTING FROM SUCH PROBLEMS.

6.

Representations and Warranties of Finfora.

6.1

Existence and Good Standing. Finfora is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

6.2

Power. Finfora has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement.

6.3

Validity and Enforceability. This Agreement has been duly executed and delivered

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by Finfora and, assuming due authorization, execution and delivery by each of the Contributors, represents the legal, valid and binding obligation of Finfora, enforceable against Finfora in accordance with its respective terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting creditors’ rights generally and general principles of equity. No further action on the part of Finfora is or will be required in connection with the transactions contemplated hereby.

6.4

No Conflict. Neither the execution of this Agreement nor the performance by Finfora of its obligations hereunder will violate or conflict with Finfora’s Certificate of Incorporation, By-Laws, Stockholders Agreement or any applicable law.

6.5

Consents. No consent, approval or authorization of any person, entity or governmental authority is required in connection with the execution and delivery by Finfora of this Agreement or the consummation of the transactions contemplated by this Agreement.

7.

Representations and Warranties of FW.

7.1

Exclusive Ownership. The Software has been solely and exclusively created by FW and its contractors and employees, or FW has procured all necessary rights and licenses from the owners of such rights to enter into and carry out the terms of this Agreement, and in either case the exercise of Finfora's rights under this Agreement will not require the acquisition of rights from any third party;

7.2

Infringement. Neither the Software nor the exercise by Finfora of any of the rights granted hereunder will infringe any patents, copyrights, trademarks, trade secrets, or applications to register any of the foregoing or any other proprietary rights in any inventions (whether or not patentable), works of authorship, trade secrets, techniques, know-how, ideas, concepts, algorithms and other similar rights that may be recognized by law (“Intellectual Property Rights”) or other right of any third party or be subject to any restrictions or to any mortgages, liens, pledges, security interest, encumbrances or encroachments;

7.3

Bugs. To FW’s best knowledge, the Software is free of any: (i) viruses, worms, time bombs, Trojan horses or other harmful, malicious or destructive code and (ii) software disabling devices, time-out devices, counter devices and devices intended to collect data regarding usage of the Software;

7.4

Open Source. The Software does not incorporate, link or call to or otherwise use  any open source, community or other free code or libraries of any type, including, without limitation, any code which is made generally available on the Internet without charge or which meets the definition of “open source” or “free,” as defined by the Open Source Initiative or Free Software Foundation, respectively, or is licensed under any license agreement approved by either such entity (such as, for example purposes only, the GNU GPL, Mozilla or Apache license);

7.5

Third Parties. the Software does not contain any software or code owned by third parties or require any third party software in order to function in its intended fashion; any Software Source Code delivered to Finfora pursuant to this Agreement (i) will

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be provided with materials sufficient to enable a reasonably skilled programmer to readily interpret, build, modify, load, use, support and maintain the code and to perform or caused to be performed such actions as are licensed hereunder, and (ii) can readily be compiled by a computer or assembler for execution; and

7.6

Claims. FW is not aware of, nor has received notice of, any pending or threatened claims, suits, actions, or charges pertaining to the Software, including without limitation any claims or allegations that any or all of the Software infringes, violates, or misappropriates the Intellectual Property Rights or other rights of any third party. FW agrees that it will notify Finfora immediately if FW becomes aware of any actual or potential claims, suits, actions, allegations or charges that could affect either party's ability to fully perform its duties or to exercise its rights under the Agreement.

7.7

Validity and Enforceability. FW has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by FW and, assuming due authorization, execution and delivery by Finfora, represents the legal, valid and binding obligation of FW enforceable against FW in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting creditors’ rights generally and general principles of equity. No further action on the part of Finfora is or will be required in connection with the transactions contemplated hereby. No further action on the part of FW is or will be required in connection with the transactions contemplated hereby.

7.8

No Conflict. Neither the execution and delivery of this Agreement by FW, nor the performance by FW of its obligations under this Agreement, will violate or conflict with any applicable law.

7.9

Consents. No consent, approval or authorization of, or notice to, any person, entity or governmental authority is required in connection with the execution and delivery by such Contributor of this Agreement or the consummation of the transactions contemplated by this Agreement.

7.10

No Other Warranties. Except for the express representations and warranties set forth above 4.3, no express or implied representations or warranties of any kind are provided to either Party under this Agreement. FW EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. FINFORA EXPRESSLY DISCLAIMS ANY RELIANCE ON OMISSIONS OF INFORMATION, EXTRA CONTRACTUAL OMISSIONS, AND ANY REPRESENTATIONS OUTSIDE OF THIS AGREEMENT OF ANY NATURE OR KIND WHATSOEVER IN ENTERING INTO THIS AGREEMENT.

8.

Confidentiality Provisions

8.1

Confidential Information. Each Party acknowledges that it may receive Confidential Information (as defined below) of the other Party during the term of this Agreement. Each Party, upon receiving any Confidential Information (in such capacity, the

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“Receiving Party”), shall use reasonable measures to protect the confidentiality of the Confidential Information of the other Party (in such capacity, the “Disclosing Party”). "Confidential Information" as used in this Agreement shall include, without limitation, (a) the Software in Source Code format and any related Source Code documentation and (b) any information identified by a Party as confidential or which by its nature the Receiving Party would reasonably recognize to be confidential or proprietary in nature. Confidential Information includes without limitation all documents, inventions, drawings, diagrams and any other tangible manifestation (including data in electronic or other digital format) of the foregoing which now exist or come into control or possession of the other Party. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (i) is publicly disclosed by the Disclosing Party, either before or after it becomes known to the Receiving Party; (ii) was known to the Receiving Party or  any of its affiliates, without obligation to keep it confidential, prior to when it was received from the Disclosing Party; (iii) is subsequently disclosed to the Receiving Party or any of its affiliates by a third party lawfully in possession thereof without obligation to keep it confidential; (iv) has been published by a third party or otherwise becomes publicly available through no fault of the Receiving Party or any of its affiliates in breach of this Agreement; or (v) has been independently developed by the Receiving Party or any of its affiliates without the aid, application or use of Confidential Information, as demonstrated by the Receiving Party.

8.2

Non-Disclosure Obligations. Receiving Party agrees: to use commercially reasonable efforts to protect the Confidential Information of the Disclosing Party from unauthorized use or disclosure and to use at least the same degree of care with regard thereto as it uses to protect its own Confidential Information of a like nature; to use and reproduce the Disclosing Party's Confidential Information only as permitted under this Agreement or as needed to perform its duties hereunder; and not to disclose or permit access to the Disclosing Party's Confidential Information to any third party, without the Disclosing Party's prior written consent.

8.3

Exclusions. Notwithstanding Section 8.2 hereof, each Party shall be entitled to disclose Confidential Information of the other Party, solely to the extent required, as follows: (a) as required by any court or other governmental body; (b) as otherwise required by applicable law or rules of a securities exchange; or (c) to the Receiving Party's affiliates, employees, consultants, contractors and advisors who "need to know" such Confidential Information in connection with performing Receiving Party's obligations or exercising Receiving Party's rights under this Agreement, provided that such affiliates, employees, consultants, contractors or advisors are bound by agreements to protect the Confidential Information as required by this Section 8 and Receiving Party shall remain responsible for any unauthorized disclosure, possession or use or failure of the foregoing parties to treat such Confidential Information as required by this Section 8; provided further that prior to any disclosure pursuant to clause (a) or (b) of this Section 8.3, the Receiving Party shall notify the Disclosing Party of the Receiving Party's intent to make such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the information and, at the Disclosing Party's request and expense, disclose no more

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Confidential Information than is so required and fully cooperate with the Disclosing Party's attempts to seek to obtain assurances that the Confidential Information disclosed shall be accorded confidential treatment. Finfora may also disclose Confidential Information to licensees of the Software on a “need to know” basis provided that Finfora includes in its agreements with licensees contractual  provisions whereby licensees agree to comply with provisions of confidentiality as restrictive as this Section 8.

8.4

Terms of Agreement. Neither Party will disclose the terms of this Agreement to any third party without the prior written consent of the other Party, except that either Party may disclose the terms of this Agreement to its employees, consultants, existing and potential investors, acquirers and lenders, the professional and legal advisers of any of the foregoing and its professional and legal advisers (collectively, “Representatives”), which Representatives have a “need-to-know” for the purposes of evaluating, negotiating or documenting a contemplated investment, loan or acquisition; provided, however, that each such Representative is bound by a written agreement (or in the case of attorneys or other professional advisors, ethical duties) requiring such Representative to protect the terms of this Agreement with the same degree of care as provided herein for Confidential Information.

9.

Limitation of Liability. THE PARTIES HERETO AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EXCEPT FOR (A) EITHER PARTY'S BREACH OF SECTION 8 (CONFIDENTIALITY), NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR (1) DAMAGES IN THE FORM OF CONSEQUENTIAL (INCLUDING LOST PROFITS), INCIDENTAL, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FW’S MAXIMUM LIABILITY, WHETHER FOR BREACH OF CONTRACT, OR TORT, OR OTHERWISE, SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, $10,000.

10.

Indemnification. FW shall indemnify, defend and hold harmless Finfora, its affiliates and their officers, directors, members, managers, employees and agents against any and all losses, liabilities, expenses (including, without limitation, reasonable attorneys' and expert's fees and court costs) and costs arising from any third party claim, action, or proceeding (“Claim”) brought against Finfora or any of its affiliates or licensees that arises out of or relates to any claim that the exercise of rights in or to the Software granted in this Agreement infringes on or otherwise violates any Intellectual Property Rights or other right of a third party. Finfora will: (a) promptly notify FW of such Claim; (b) tender to FW the sole and exclusive authority to defend and/or settle any such Claim; provided that FW will not settle or otherwise finally dispose of any Claim without Finfora's prior written consent, which will not be unreasonably withheld or delayed; and/or (c) reasonably cooperate with FW in connection with such Claim. FW shall have no liability or obligation under this Section 10 with respect to any Claim if such Claim is caused in whole or in part by (x) modification of the Software by any party other than FW, to the extent that such Claim would not have arisen but for such modification; or (y) the combination, operation, or use of the Software with other applications, portions of applications, product(s), data or services where the Software, as applicable, would not by itself be infringing.

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11.

General Provisions.

11.1

Governing Law; Venue. The laws of the State of Florida, excluding any choice of law provisions if such laws would result in the application of laws other than the laws of the State of Florida, shall govern any disputes among the Parties, the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties hereunder. The forum selected for any proceeding or suit related to a dispute among the Parties or this Agreement shall be in a federal or state court of competent jurisdiction located in Miami-Dade County, Florida. The Parties each consent to those courts’ personal jurisdiction over them, and waive any defense,  whether asserted by motion or pleading, that Miami-Dade County, Florida is an improper or inconvenient venue.

11.2

Survival. The provisions of this Agreement shall survive the transfer of the Assets and shall remain effective indefinitely.

11.3

Further Action. Each Party hereto agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

11.4

No Waiver. No Party shall be deemed to have waived any of his/its rights or remedies hereunder unless such waiver is specific and in writing. No delay or omission by any Party in exercising any of his/its rights or remedies hereunder shall constitute a waiver thereof, or shall constitute any further waiver thereafter. All rights and remedies of a Party are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

11.5

Binding Effect; Counterparts. The covenants and agreements contained in this Agreement shall be binding on, and shall inure to the benefit of the successors and assigns of the Parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

11.6

Complete Agreement; Modification. This Agreement contains the final, complete, and exclusive expression of the understanding among the Parties with respect to the transactions contemplated by this Agreement, and supersedes any prior or contemporaneous agreement or representation, oral or written, by any of them. This Agreement may be modified or amended only by an agreement in writing signed by or on behalf of all ofthe Parties.

11.7

Certain References. References herein to “Section” shall be deemed to refer to sections of this Agreement; references herein to “Exhibit” or “Schedule” shall be deemed to refer to documents attached as Exhibits or Schedules to thisAgreement.

11.8

Severability. If any paragraph, or other provision of this Agreement, or  the application thereof, is held to be invalid, illegal, or unenforceable in any respect or for any reason, the remainder of this Agreement, and the application of the paragraph, or other provision to a person or circumstance with respect to which it is valid, legal, and enforceable, shall not be affected thereby.

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11.9

Corporate Authority. Each individual executing this Agreement on behalf of a corporation represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of the corporation, in accordance with a duly adopted resolution of the board of directors of the corporation, or in accordance with the bylaws of the corporation, and that this Agreement is binding upon the corporation.

11.10

Expenses. FW and Finfora shall each pay their respective expenses (including, without limitation, legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

11.11

Specific Performance. The Parties agree that immediate and irreparable damage, for which money damages would not be an adequate remedy, would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions (without posting a bond or other undertaking) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

11.12

Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third party beneficiary hereto.

11.13

No Agency. The Parties hereto acknowledge that this Agreement is not intended to make either of them an agent or legal representative of the other for any purpose whatsoever. No Party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other Party, or to bind any other Party in any manner whatsoever. The Parties expressly acknowledge that the Parties intend that the Parties are not partners, joint venturers, employees or agents (dependent or independent) of or with each other, nor are any of the foregoing contemplated by the Parties.

11.14

Export Compliance. Each Party agrees to comply fully with all applicable export control laws, regulations, rules and orders, and shall not authorize any third party to export, re-export, release or transfer directly or indirectly any commodities, software or technology for any proscribed end-use, or to any proscribed country, entity or person (wherever located), without first obtaining at its own expense any applicable written authorizations.

11.15

Further Assurances. Each Party shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

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11.16

Counterparts.  This Agreement may be executed in two or more counterparts, each  of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.16.

IN WITNESS WHEREOF, the Parties have executed this Contribution and License Agreement to be effective for all purposes as of the Effective Date.

Funding Wonder, Inc., a Delaware corporation

By:  /s/ Giovanni Soleti

 Name: Giovanni Soleti

 Title: Chief Financial Officer

Finfora, Inc., a Delaware corporation

By:  /s/ Michael Mildenberger

 Name: Michael Mildenberger

 Title: President

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